                                                                   EXHIBIT 10.15

                       LICENSE AND DEVELOPMENT AGREEMENT

          THIS LICENSE AND DEVELOPMENT AGREEMENT (this "Agreement") is entered into as of the 10th day of July, 2000 (the "Effective Date"), by and between INSMED PHARMACEUTICALS, INC., a corporation organized under the laws of the Commonwealth of Virginia and having a business address at 800 East Leigh Street, Richmond, Virginia 23219 ("INSMED"), and TAISHO PHARMACEUTICAL CO., LTD., a corporation organized under the laws of Japan and having a business address at 24-1, Takata 3-chome, Toshima-ku, Tokyo, 170-8633, Japan ("TAISHO").

          WHEREAS, INSMED owns or may acquire certain patents and patent applications, certain licenses to patents and patent applications, and certain know-how, trade secrets and scientific and technical information relating to D-chiro-inositol; and

          WHEREAS, TAISHO desires to acquire from INSMED certain licenses and sub-licenses to said patents, patent applications, licenses, and related know-how, trade secrets and scientific and technical information, and INSMED is agreeable to granting such licenses and sub-licenses pursuant to the terms and conditions of this Agreement; and

          WHEREAS, INSMED and TAISHO entered into a letter of intent, effective February 23, 2000, indicating their mutual agreement to execute a license and development agreement for further development of D-chiro-inositol by either party and/or both parties in and outside the Territory (defined below), and commercialization of D-chiro-inositol and/or a product involving D-chiro-inositol by TAISHO in the Territory and by INSMED outside the Territory;

          NOW, THEREFORE, in consideration of the foregoing recitals and of the covenants and undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, TAISHO and INSMED hereby agree as follows:

  ARTICLE 1 DEFINITIONS
            -----------
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     For purposes of this Agreement, the following definitions, whether used in the singular or plural, shall be applicable:

     1.1. "Affiliate" means, with respect to any party, its respective direct or indirect parent company, if any, and any company, firm or other entity which is owned or controlled, directly or indirectly, by said party or by its parent company, but only for so long as said ownership or control shall continue. The term "control" used in this Article 1.1. means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, firm, or other entity, whether through the ownership of at least twenty five percent (25%) of voting securities, or at least twenty five percent (25%) of the equity interest of non-corporate entities.

     1.2. "Combination Product" means one or more of the Licensed Products formulated in combination with one or more additional active components developed either inside or outside of the Joint Development Program.

     1.3.  "Compound" means D-chiro-inositol.

     1.4. "Exclusive License" means the license granting TAISHO, as the sole licensee, rights in the Territory under this Agreement and excluding all other parties, including INSMED, from exercising such rights in the Territory, with the exception that INSMED, or any other party selected by INSMED, will retain (i) the right in the Territory, (a) upon notification to TAISHO and discussion of any concerns with TAISHO, to source, manufacture, formulate, package and/or label the Compound or Licensed Products for any use outside the Territory or (b) upon TAISHO's approval, to enter into a contract with a vendor to meet the TAISHO Parties' requirement for the Compound when it so desires under Article 3.14., and
     (ii) the rights under the Semi-Exclusive License to TAISHO for the People's Republic of China (hereinafter referred to as China) under Article 2.2.

     1.5. "First Commercial Sale" means the first sale of Licensed Products by the TAISHO Parties, to a third party other than a TAISHO Party, in substantial quantities as are normal to the commercial launch of a product in that country in the Territory.

     1.6. "Gross Sales" means gross revenue from all sales of Licensed Products by the TAISHO Parties to a third party other than a TAISHO Party.

     1.7.  "Indications" means type 2 diabetes and polycystic ovary syndrome
     (PCOS) (excluding diagnosis).

     1.8. "Initiation" means the date that the first animal or human subject receives treatment in connection with a development activity that is conducted under the Joint Development Program Plan or the date that INSMED makes its first payment to a contract research organization participating in the development activity that is conducted under the Joint Development Program Plan.

     1.9. "INSMED Party" or "INSMED Parties" means Insmed Pharmaceuticals Inc. and its Affiliates and sub-licensees.

     1.10. Joint Development Program" means any development activities related to the Compound and/or Licensed Products outside the Territory that TAISHO pays for pursuant to Article 3.7.1. and any development activities related to the Compound and/or Licensed Products inside the Territory that a TAISHO Party pays for pursuant to Article 3.7.2.

     1.11. "Joint Development Program Plan" means any plans related to the Joint Development Program. The initial Joint Development Program Plan inside the Territory will be included as Schedule A to this Agreement at a later date through an amendment to this Agreement. The initial Joint Development Program Plan outside the Territory will be included as Schedule B to this Agreement at a later date through an amendment to this Agreement. The Joint Development Program Plan will thereafter be modified by the Joint Development Committee as provided in Article 3.

     1.12. "License Agreement" means the Amended and Restated License Agreement between INSMED and the University of Virginia Alumni Patent Foundation dated June 11, 1991 and as amended from time to time and attached hereto as Schedule C.

     1.13. "Licensed Products" means any final dosage form containing the Compound in whole (in its stand alone form) or in part (including Combination Products) for any Indications and/or the New Indications in humans.

     1.14. "Licensed Patents" means all right, title, and interest in and to the patents and patent applications that are included in Licensed Patents Owned By INSMED and Licensed Patents Owned Jointly.

     1.15. "Licensed Patents Owned By INSMED" means all right, title, and interest in and to the patents and patent applications that are part of INSMED's Technical Information including those identified in Schedule D to this Agreement or New Intellectual Property which are owned or controlled by or exclusively licensed to INSMED and a valid claim of which would be infringed by manufacture, use, sale or other activities of TAISHO, in connection with the Compound or the Licensed Products but for the licenses and rights granted to TAISHO by virtue of this Agreement, including all divisionals, continuations, renewals, continuations-in-part, patents of addition, supplementary protection certificates, extensions, registration or confirmation patents and reissues with respect to such patents and patent applications, and which have not lapsed, been canceled or become abandoned and have not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction and excludes Licensed Patents Owned Jointly.

     1.16. "Licensed Patents Owned Jointly" means all right, title, and interest in and to the patents and patent applications that are part of any New Intellectual Property which is jointly owned, controlled by or licensed to INSMED and TAISHO, including all divisionals, continuations, renewals, continuations-in-part, patents of addition, supplementary protection certificates, extensions, registration or confirmation patents and reissues with respect to such patents and patent applications, and which have not lapsed, been canceled or become abandoned and have not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction.

     1.17. "NDA Approval" means the authorization to manufacture, formulate, sell, import, and export the Compound or the Licensed Products in the applicable country as granted by the relevant governmental or regulatory authorities.

     1.18. "NDA Submission" means the submission of Technical Information, and other materials for review by the relevant governmental or regulatory authorities for evaluation for possible NDA Approval.

     1.19. "Net Sales" means Gross Sales, less (i) trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, recalls, returns, rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions to the degree they are included in the calculation of Gross Sales, (ii) freight and insurance charges billed to the customers and (iii) customs or excise duties, sales tax, consumption tax, and other taxes (except income taxes) or duties relating to sales. In the case of sales of Combination Products by TAISHO Parties, Net Sales of the Combination Product shall be determined by multiplying the Net Sales of the Combination Product by a ratio calculated as follows:

          A is divided by the sum of A and B (A/[A+B]) where A is the Net Sales price of the Licensed Products incorporated into Combination Product, in their stand alone form, and B is the sum of the Net Sales prices of all active components incorporated in the Combination Product other than the Licensed Products, in their stand alone form.

     In case one or more of the active components other than the Licensed Product included in the Combination Product are not being sold in their stand alone form, thus preventing calculation of the Net Sales of the Combination Product by the methods described above, TAISHO and INSMED will negotiate the contribution of the Licensed Products to the Combination Product in order to arrive at an appropriate component percentage. In no case shall such percentage be less than forty percent (40%).

     1.20. "New Indications" means any indication of a disease state other than the Indications, that is developed as part of the Joint Development Program (excluding diagnosis).

     1.21. "New Intellectual Property" means any Technical Information derived from the Joint Development Program.

     1.22. "Phase III Study" means any clinical study, designated in the Joint Development Program Plan, whose results are or will be pivotal to receiving NDA Approval in any country or territory in or outside the Territory.

     1.23. "Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 7, 2000, between INSMED and TAISHO.

     1.24. "Semi-Exclusive License To TAISHO" means a license granting co-equal rights to TAISHO or one party designated by TAISHO, and INSMED or one party designated by INSMED, as the only licensees granted rights to the Compound and Licensed Products for China, with the exception that INSMED, or any other party selected by INSMED will retain the right in China, (a) upon notification to TAISHO and discussion of any concerns with TAISHO, to source, manufacture, formulate, package and/or label the Compound or Licensed Products for any use outside the Territory or (b) upon TAISHO's approval, to enter into a contract with a vendor to meet the TAISHO Parties' requirement for the Compound when it so desires under Article 3.14.

     1.25. "TAISHO Party or TAISHO Parties" means Taisho Pharmaceutical Co., Ltd., its Affiliates and sub-licensees.

     1.26. "Technical Information" means all know-how, trade secrets, data, technology, scientific information, technical information, patents and patent applications that result from or relate to any research or development of the Compound and/or Licensed Products that are owned, controlled by or licensed to a TAISHO Party or an INSMED Party. The term "INSMED's Technical Information" means all Technical Information that is owned, controlled by, or licensed to INSMED as of the execution of this Agreement.

     1.27. "Territory" means any country or territory listed in Schedule E to this Agreement.

  ARTICLE 2 LICENSES
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     2.1.  Exclusive License

     Subject to the terms of this Agreement, INSMED hereby grants to TAISHO an Exclusive License, with the right to sub-license, to the Licensed Patents Owned By INSMED, other INSMED's Technical Information and INSMED's New Intellectual Property, to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export, and import the Compound and/or the Licensed Products for treatment of and/or any other uses (excluding diagnosis) for the Indications and New Indications in the Territory except for China.

     2.2.  Semi-Exclusive License To Taisho

     Subject to the terms of this Agreement, INSMED hereby grants a Semi-Exclusive License to TAISHO, with the right to sub-license, to the Licensed Patents Owned By INSMED, other INSMED's Technical Information and INSMED's New Intellectual Property, to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export, and import the Compound and the Licensed Products for treatment of and/or any other uses (excluding diagnosis) for the Indications and New Indications in China.

     2.3.  Outside the Territory

     The licenses granted to TAISHO herein to export the Compound and the Licensed Products permit only the export of the Compound and the Licensed Products within and between countries in the Territory, and do not permit export of the Compound or the Licensed Products to countries or territories outside the Territory, except as contemplated by Article 9.6., below.

  ARTICLE 3 JOINT DEVELOPMENT PROGRAM
            -------------------------

     3.1.  Collaboration

     INSMED and TAISHO agree to pursue the Joint Development Program as set forth in the Joint Development Program Plan. The Joint Development Committee will administer the Joint Development Program Plan. Either party may propose to the Joint Development Committee further research and development activities for any improvement regarding the Compound and/or Licensed Products.

     3.2.  Joint Development Committee

     The Joint Development Committee will consist of four (4) representatives, two (2) appointed by INSMED and two (2) appointed by TAISHO. The Chair of the Joint Development Committee will be appointed by INSMED. The Joint Development Committee will hold quarterly meetings, which may take place in person, by teleconference, or by video conference. Quarterly meetings held in person will be held at locations that are mutually agreed upon by the Joint Development Committee. The members of the Joint Development Committee will attempt to agree to the development of the Compound or Licensed Products by unanimous consent. In the event that the Joint Development Committee cannot agree regarding the development of the Compound or Licensed Products within the Territory with the exception of China, decisions as to the development of the Compound or Licensed Products will be made by the Joint Development Committee representatives appointed by TAISHO and these decisions will be final. In the event the Joint Development Committee cannot agree regarding the development of the Compound or Licensed Products outside the Territory, decisions will be made by the Joint Development Committee representatives appointed by INSMED and these decisions will be final.

     3.3.  Joint Development Program Plan

     The Joint Development Committee will establish the objectives and planned activities of the Joint Development Program Plan. The Joint Development Committee shall direct the Joint Development Program Plan, review the progress of the Joint Development Program Plan and allocate each party's roles with respect to the Joint Development Program Plan. At its quarterly meetings, the Joint Development Committee shall assess TAISHO's and INSMED's progress against the Joint Development Program Plan and shall suggest such actions as may be necessary to implement the Joint Development Program Plan. INSMED will have primary responsibility for administering the Joint Development Program Plan outside the Territory and TAISHO will have primary responsibility for administering the Joint Development Program Plan inside the Territory with the exception of China.

          3.3.1.  Joint Development Program Plan outside the Territory

          At the Joint Development Committee meetings and at such other times as INSMED deems advisable, INSMED will provide the Joint Development Committee with a detailed description of all development activities, including expected costs related to the Compound and/or Licensed Products, that INSMED has planned for outside of the Territory. During the ninety (90) days following such presentation the Joint Development Committee will discuss alterations to such plans with the intention to maximize the value of such development activities to INSMED and TAISHO as follows. Within thirty (30) days following such presentation by INSMED, TAISHO may present a written request to the Joint Development Committee suggesting alterations to such plans. INSMED will review such request and within thirty (30) days of receiving such request will present a written response to the Joint Development Committee describing any alterations to such plans that it intends to make as a result of the request. Within thirty (30) days of receiving INSMED's response or at the next scheduled Joint Development Committee meeting, whichever occurs first, TAISHO will inform the Joint Development Committee in writing whether it accepts such planned development activities. If TAISHO accepts such planned development activities, the Joint Development Committee will amend the Joint Development Program Plan outside the Territory to reflect such planned development activities, and TAISHO will become obligated to fund such development activities as provided in Article 3.7.1. If TAISHO does not accept such planned development activities or fails to respond in a timely manner to such planned development activities, such planned development activities will be excluded from the Joint Development Program Plan outside the Territory and TAISHO shall have no obligation to fund such development activities as provided in Article 3.7.1.

          3.3.2.  The Joint Development Program Plan inside the Territory

          At the Joint Development Committee meetings and at such other times as TAISHO deems advisable, TAISHO will provide the Joint Development Committee with a detailed description of all development activities related to the Compound and/or Licensed Products, that a TAISHO Party has planned for inside of the Territory. During the ninety (90) days following such presentation the Joint Development

          Committee will discuss alterations to such plans with the intention to maximize the value of such development activities to INSMED and TAISHO as follows. Within thirty (30) days following such presentation by TAISHO, INSMED may present a written request to the Joint Development Committee suggesting alterations to such plans. TAISHO will review such request and within thirty (30) days of receiving such request will present a written response to the Joint Development Committee describing any alterations to such plans that it intends to make as a result of the request. The Joint Development Committee will amend the Joint Development Plan to reflect such planned development activities in the Territory and TAISHO will be obligated to bear all costs of such development activities as provided in Article 3.7.2.

     3.4.  INSMED and TAISHO Project Managers

     INSMED and TAISHO will each appoint a project manager to manage INSMED's and TAISHO's day-to-day activities within each party with respect to the Joint Development Program and to act as a liaison with the other party with respect to the Joint Development Program.

     3.5.  Exchange of the Technical Information and New Intellectual Property

          3.5.1. In order to allow each party to exercise its rights and fulfill its obligations set forth herein and subject to the confidentiality obligations set forth in Article 5. hereof, INSMED shall disclose to TAISHO at least once per quarter during the term of this Agreement, INSMED's New Intellectual Property; and TAISHO shall also disclose to INSMED TAISHO's New Intellectual Property. The party generating New Intellectual Property shall retain in its records data (including raw data), material, and information regarding such New Intellectual Property for five (5) years after expiration or termination of this Agreement.

          3.5.2. In order to allow each party to exercise its rights and fulfill its obligations set forth herein and subject to the confidentiality obligations set forth in Article 5., INSMED will allow TAISHO to have access to INSMED's Technical Information (including raw data, if appropriate) that INSMED generated with respect to the Compound or Licensed Products for the Indications from development activities that have already been substantially completed by INSMED, a list of which development activities is attached as Schedule F to this Agreement. All Technical Information disclosed by INSMED to TAISHO prior to the Effective Date shall be deemed to have been disclosed pursuant to this Agreement and shall be subject to all applicable provisions of this Agreement.

          3.5.3. The parties shall establish a system for exchange of safety information on the Compound or Licensed Products and prepare a written policy evidencing such system to meet the requirements of the applicable local and international regulations and guidelines.

     3.6.  Conduct of Development Activities Outside the Territory

     INSMED will conduct the Joint Development Program outside the Territory, or will direct that any such development activities be conducted, in accordance with principles of GMP, GLP and GCP set forth by the United States Food and Drug Administration (FDA), the International Conference on Harmonization (ICH) guidelines or the applicable local government regulations. Upon obtaining INSMED's consent, TAISHO through its representatives and at TAISHO's expense may participate with and/or observe INSMED in such development outside the Territory. In accordance with
     Article 3.5.1., INSMED shall without delay disclose to TAISHO INSMED's New Intellectual Property for the purpose of NDA Submission and acquisition of NDA Approval by the TAISHO Parties in the Territory.

     3.7.  Payments for Development Activities

          3.7.1.  Outside the Territory

          For any development activities, excluding those listed in Schedule F, which are specified in the Joint Development Program Plan outside the Territory, TAISHO shall pay to INSMED the following amounts at the following times: within thirty (30) days from the receipt by TAISHO of written notification of such development activity's Initiation and invoice thereof, ten percent (10%) of the projected cost of the development activity as listed in the Joint Development Program Plan outside the Territory; and within thirty (30) days from the receipt by TAISHO of a written report describing the results of the development activity and the invoice thereof, an amount equal to the difference between twenty percent (20%) of the actual total cost of the development activity listed in the Joint Development Program Plan and the amount paid by TAISHO at the Initiation of the development activity. For this end INSMED shall provide TAISHO with supporting documents and materials to verify such actual development costs for such development activity.

          3.7.2.  Inside the Territory

          TAISHO will bear all costs associated with any development activities which are specified in the Joint Development Program Plan inside the Territory with the exception of China.

     3.8. Failure to Make Timely Payments for Development Activities Outside the Territory

     In the event TAISHO does not make all such payments related to a development activity of the Joint Development Program Plan outside the Territory as contemplated in Article 3.7.1. in a timely manner, without any reasonable cause, such development activity will cease to be part of the Joint Development Program and INSMED's New Intellectual Property derived from or related to such development activity, with the exception of the provisions related to serious adverse event reporting, shall not be subject to the New Intellectual Property disclosure provisions of Article 3.5. or the licenses granted under Articles 2.1. and 2.2. of this Agreement. If TAISHO thereafter wishes to receive a license to such INSMED's New Intellectual Property in the Territory without having paid, in a timely manner, the sharing cost for the development activity in question as referenced above in Article 3.7.1., INSMED and TAISHO will negotiate such a license in good faith.

     3.9. Projected Costs, Invoicing and Expense Records for Joint Development Activities Outside the Territory

          3.9.1. The Joint Development Program Plan outside the Territory sets forth projected costs for each development activity contemplated for the Joint Development Program. The Joint Development Committee may revise these projected costs from time to time, based upon new information that it may acquire. Any such changes in projected costs will be set forth by the resolution of the Joint Development Committee in an amendment to the Joint Development Program Plan outside the Territory.

          3.9.2. Upon Initiation and completion of any development activities included in the Joint Development Program Plan outside the Territory, INSMED will provide TAISHO with invoices setting forth projected costs, actual total costs, and payments due from TAISHO, as set forth in Article 3.7.1. Within thirty (30) days of TAISHO's receipt of such invoices, TAISHO shall pay INSMED any amounts due as indicated on such invoices.

          (i) 3.9.3. INSMED will maintain expense records associated with the invoices it sends to TAISHO pursuant to Article 3.9.2. Upon request by TAISHO, INSMED shall permit TAISHO, at TAISHO's expense and using independent, qualified public accountants employed by TAISHO and acceptable to INSMED, which acceptance shall not be unreasonably withheld, to examine such expense records for up to three (3) years after TAISHO's receipt of such invoices. TAISHO's right of examination may be exercised only once per invoice. Its accountants will be allowed to copy INSMED's books and records relevant to such audit. Any accountants selected by TAISHO and accepted by INSMED for such examinations shall, upon request by INSMED, enter into appropriate confidentiality agreements, and shall not disclose to TAISHO or any other party any information other than that specifically and directly related to the accuracy of INSMED's invoices. The determinations of such accountants with respect to the accuracy of such invoices shall be binding on the both parties.

     3.10. Conduct of Development Activities in the Territory with the exception of China

     TAISHO, at its expense, will conduct or will direct the development activities of the Joint Development Program Plan inside the Territory with the exception of China, and such activities will be conducted in accordance with principles of GLP, GMP and GCP set forth by the Japanese Ministry of Health and Welfare (Koseisho) and the ICH guidelines or the regulatory guidelines applicable to the country or territory in the Territory. Upon obtaining TAISHO's consent, INSMED through its representatives and at INSMED's expense may participate with and/or observe TAISHO in such development inside the Territory. Any New Intellectual Property owned by TAISHO shall be disclosed to INSMED pursuant to Article 3.5.1. without delay, and TAISHO will grant to the INSMED Parties exclusive rights to the New Intellectual Property owned by TAISHO to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export and import the Compound and Licensed Products only for the Indications and New Indications outside the Territory without any payment to TAISHO and TAISHO will grant to the INSMED Parties semi-exclusive rights to the New Intellectual Property owned by TAISHO to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export and import the Compountd and Licensed Products only for the Indications and New Indications in China, without any payment to TAISHO. Notwithstanding the foregoing upon notification to TAISHO and discussion of any concerns with TAISHO, INSMED shall have the right to source, manufacture, formulate, package and/or label the Compound and Licensed Products derived from such New Intellectual Property owned by TAISHO in countries in the Territory for any use outside the Territory.

     3.11.  Conduct of Development Activities in China

     The conduct of development activities in China shall be determined by mutual agreement between INSMED and TAISHO which will take into account the parties' equal interests with respect to the development and exploitation of the Compound and Licensed Products in China.

     3.12.  Amendment of the Joint Development Program Plans

     The Joint Development Committee has authority to amend the Joint Development Program Plan based upon review of progress and results of the Joint Development Program that, in the reasonable discretion of the Joint Development Committee, makes such amendment appropriate. In the event that the Joint Development Committee determines to amend the Joint Development Program Plan, Schedule A and/or Schedule B to this Agreement shall be amended to reflect such amendments.

     3.13.  Worldwide Development Coordination

     In the event INSMED enters into other License Agreements for the Indications or New Indications with a licensee in the United States or Europe, the TAISHO Parties and INSMED Parties will make an effort to coordinate the world-wide development activities for the Compound and/or Licensed Products to minimize the time period and cost of development while maximizing the market potential, profit potential, and likelihood of achieving commercial success; provided this Article 3.13. will be construed and carried out only to the extent any such coordination will not violate relevant anti-trust or similar laws.

     3.14.  Supply of the Compound

          3.14.1. In accordance with the Joint Development Program Plan inside the Territory and at the request of TAISHO, INSMED itself or through a third party of its choosing, shall supply TAISHO with all bulk Compound necessary solely for the research and/or development of the Compound and/or Licensed Products in the Territory [REDACTED], including any applicable shipping, customs duties, transportation, taxes, overhead and similar expenses [REDACTED].

          3.14.2. TAISHO shall have the right to manufacture the Compound for the commercial use of the Licensed Products in the Territory. TAISHO shall notify INSMED in writing as to whether or not TAISHO will manufacture the Compound itself or through a third party of its choosing no later than the Initiation of the first Phase III study in the Territory that will be used for an NDA Submission for any Licensed Products in the Territory. In the event that TAISHO notifies INSMED that TAISHO exercises its right to manufacture the Compound, INSMED shall provide TAISHO with the required manufacturing information for the Compound to enable TAISHO to manufacture, subject to the confidentiality obligations of Article 5., without additional payment or royalty due from TAISHO to INSMED.

          3.14.3. In the event that TAISHO does not exercise the option described in Article 3.14.2. and requests INSMED in writing to supply the Compound to TAISHO for the commercial use of the Licensed Products by the TAISHO Parties in the Territory, INSMED itself or through a third party of its choosing shall supply TAISHO with bulk Compound necessary for commercial use of the Licensed Products by the TAISHO Parties in the Territory. Such requests will be communicated to INSMED or a third party of INSMED's choosing in writing at least six (6)- months before the expected delivery date to TAISHO. INSMED itself or through a third party of its choosing will supply such bulk Compound to TAISHO [REDACTED], including any applicable shipping, customs duties, transportation, taxes, overhead and similar expenses [REDACTED]. In such case the parties will negotiate in good faith necessary terms and conditions of a supply arrangement other than the price of the Compound and shall also prepare documents required by applicable laws and regulations.

          3.14.4. In the event that TAISHO requests INSMED to supply the Compound after having exercised the option described in Article
          3.14.2. above, subject to INSMED's capacities and reasonable availability, INSMED, either itself or through a third party of its choosing, will use reasonable commercial efforts to supply TAISHO with bulk Compound necessary for commercial sale of the Licensed Products by the TAISHO Parties in the Territory [REDACTED], including any applicable shipping expenses, customs duties, transportation, taxes, overhead and similar expenses [REDACTED]. In such case the parties shall negotiate in good faith the terms and conditions of a supply arrangement other than the price of the Compound and shall also prepare documents required by applicable laws and regulations.

          3.14.5. In case INSMED is unable to meet the TAISHO Parties' requirements of the Compound under this Article 3. for reasons outside of INSMED's control, both parties shall discuss in good faith alternative ways to meet the TAISHO Parties' requirements.

          3.14.6. For the purposes of this Article 3., INSMED is under no obligation to supply Compound to a TAISHO party for sale of the Compound or Licensed Products in a country in the Territory where royalties are no longer being paid to INSMED. However, at TAISHO's request the parties will negotiate in good faith a separate supply agreement for such country providing for a profit margin to INSMED that is a reasonable margin for manufacturing by a company in the pharmaceutical manufacturing industry.

  ARTICLE 4 INITIAL LICENSE FEE, MILESTONE PAYMENTS, AND ROYALTIES
            ------------------------------------------------------

     4.1.  Consideration

     In consideration of the licenses and rights granted to TAISHO hereunder, TAISHO shall pay INSMED an initial license fee, milestone payments, and royalties as set forth herein.

     4.2.  Initial License Fee

     Within fifteen (15) business days after the Effective Date of this Agreement, TAISHO shall pay to INSMED an initial license fee in the sum of two million US dollars (US$2,000,000) by wire transfer to a bank account designated by INSMED.

     4.3.  Milestone Payments

          4.3.1. Within thirty (30) days of the achievement of each milestone set forth below, TAISHO shall pay to INSMED milestone payments totaling [REDACTED] so long as this Agreement is in force and effective, as follows:

Milestone                                            for PCOS                     for Type2 diabetes
------------------------------------------------------------------------------------------------------------
Initiation of the first Phase III Study              [REDACTED]                   [REDACTED]
outside the Territory in support of
registration in any country in
the Territory other than China

Initiation of the first Phase III Study              [REDACTED]                   [REDACTED]
inside the Territory in support of
registration in any country in the
Territory other than China


First NDA Submission in any country                  [REDACTED]                   [REDACTED]
in the Territory other than China

First NDA Approval in any country in the             [REDACTED]                   [REDACTED]
Territory other than China

$ in ( ) represent net payments after deducting withholding tax.

          The milestone payments set forth above shall be paid when each milestone for PCOS is first achieved and when each milestone for type 2 diabetes is first achieved. However, the Joint Development Committee may substitute a New Indication for either PCOS and/or type 2 diabetes on the following basis. In the event that the Joint Development Committee determines to pursue any New Indications instead of either or both of the Indications, the parties shall discuss and determine the milestone payments with respect to the New Indications. The amount of milestone payments for such New Indications will be negotiated in good faith among the parties and will in principle be in a similar proportion to the market for such New Indication in the Territory as the milestones for the type 2 diabetes indication are to the size of the type 2 diabetes market in the Territory. If the parties agree to replace the milestone payments for the Indications with new milestone payments for New Indications, such agreement shall be set forth in a written amendment to this Agreement. It is understood that TAISHO is only required to pay milestones for an aggregate of two (2) indications regardless of whether they are for the Indications or New Indications. However, all milestones for each of the first two Indications or New Indications, as the case may be, must be paid to INSMED before the First Commercial Sale of the Compound or Licensed Products for that particular Indication or New Indication in the Territory. In the event the parties elect to pursue New Indications as additions to, rather than substitutions for, the Indications and all milestone payments have already been paid by TAISHO for two (2) other Indications or New Indications as the case may be, then no further milestone payments will be payable for such additional New Indications.

     4.4.  Royalties in the Territory Other Than China

     In each country in the Territory other than China (the "Exclusive Territory") where the sale of Licensed Products is covered by one or more Licensed Patents Owned By INSMED, TAISHO shall pay INSMED the following royalties on Net Sales of the Licensed Products. TAISHO's obligation to pay such royalties shall expire upon the expiration of the last to expire of the Licensed Patents Owned By INSMED that enable the TAISHO Parties to make, use or sell the Licensed Products in the Exclusive Territory on an exclusive basis, as follows:

     i)  Royalty on Net Sales of the Licensed Products in Japan:

     Net Sales Range                                            Royalty Rate
     ---------------------------------------------------------------------------
     $0 up to $fifty (50) million (inclusive)                   [REDACTED]

     $fifty (50) up to $one hundred (100)
       million (inclusive)                                      [REDACTED]

     $one hundred (100) million and greater                     [REDACTED]
     ---------------------------------------------------------------------------

     ii) Royalty on Net Sales of the Licensed Products in the Exclusive Territory other than Japan: [REDACTED].

     In each country in the Exclusive Territory where sale of the Licensed Products is not embraced within any claims of any unexpired Licensed Patents Owned By INSMED issued and in force in such country, royalties shall be the same as set forth above in Articles 4.4. i) and 4.4. ii), except that the duration of such royalties shall be for five (5) years after the First Commercial Sale of the Licensed Products in such country.

     In the event the TAISHO Parties are legally required to pay a royalty or any fees to a third party in order to continue making, using or selling the Compound and Licensed Products in any country in the Territory, the dollar amount of the royalty payable to INSMED on Net Sales of Licensed Products in that country shall be reduced by [REDACTED] of the dollar amount of royalty or fee so paid to that third party; provided that the royalty paid to INSMED shall never be less than [REDACTED] of Net Sales of Licensed Products. TAISHO shall immediately provide INSMED with proof of payments to any such third party.

     4.5.  Royalties in China

     Royalties or profit sharing in China will be determined upon the mutual agreement of INSMED and TAISHO and shall in principle represent an equal distribution of profit resulting from distribution of Licensed Products in China. Upon reaching such agreement the parties shall prepare and enter into a written contract setting forth their agreement.

    4.6.  Accounting and Procedures for Payments.

          4.6.1. Payments due from one party ("Paying Party") to the other party ("Receiving Party") under this Agreement shall be subject to the following provisions. The Paying Party will pay to the Receiving Party all royalties or shared profit due under this Agreement within sixty
          (60) days after the end of each calendar quarter. Each such payment shall be accompanied by a report identifying and detailing the Licensed Products, Gross Sales per Licensed Product, itemized deductions from Gross Sales, Net Sales, and royalties or shared profit payable to the Receiving Party. The Receiving Party shall maintain such reports in confidence; provided, however, that the Receiving Party may disclose the amount of any payment and accompanying reports to any of its accountants, other professional advisors and any other persons to whom the Receiving Party has a legal or fiduciary duty to share such information.

          4.6.2. All payments from the Paying Party to the Receiving Party pursuant to this Agreement shall be made in U.S. dollars and shall be made by electronic transfer in immediately available funds via either a bank wire transfer, or any other means of electronic funds transfer, at Paying Party's election, to such bank account as the Receiving Party shall designate in writing at least fifteen (15) business days before the payment is due. For the purposes of determining the amount of payment due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at a rate equal to the prevailing commercial average rate of exchange for selling and purchasing dollars with such foreign currency as published in the U.S. edition of the Wall Street Journal, for the close of the last business day of the calendar quarter for which the relevant payment is to be made by the Paying Party.

          4.6.3. The Paying Party shall, and shall cause its Affiliates and sub-licensees to, keep full and accurate books and records setting forth Gross Sales per Licensed Product, itemized deductions from Gross Sales, Net Sales, and amounts payable to the Receiving Party. Upon request by the Receiving Party, the Paying Party shall permit the Receiving Party, at the Receiving Party's expense and using independent, qualified public accountants employed by the Receiving Party and acceptable to the Paying Party, which acceptance shall not be unreasonably withheld, to examine the Paying Party's books and records for up to three (3) years after the Receiving Party's receipt of the reports to which they relate. Such accountants will be allowed to copy books and records relevant to such audit. The Receiving Party's right of examination may be exercised only once per report. Any accountants selected by the Receiving Party and accepted by the Paying Party for such examinations shall, upon request by the Paying Party, enter into appropriate confidentiality agreements, and shall not disclose to the Receiving Party any information other than that related to the accuracy of the Paying Party's reports. The determinations of such accountants with respect to the accuracy of such reports shall be binding on the both parties.

   ARTICLE 5 CONFIDENTIALITY
             ---------------

     5.1.  Undertaking

     For the purpose of this Article 5., Confidential Information means the other party's Technical Information, New Intellectual Property, and any other information or material supplied by the other party and designated as confidential or proprietary, orally or in writing, prior to or during the term of this Agreement. For any INSMED's Technical Information, INSMED New Intellectual Property and other Confidential Information supplied by INSMED, TAISHO shall hold such Confidential Information in confidence, and shall not disclose or use such Confidential Information for any purpose, except as specifically authorized herein, during the term of this Agreement and for ten (10) years (i) after termination or expiration of this Agreement for any reason or (ii) after expiration of all Licensed Patents and patents and patent applications included in INSMED's Technical Information but subject to the exceptions provided in Article 5.2., whichever occurs later. For any TAISHO New Intellectual Property and other Confidential Information supplied by TAISHO, INSMED shall hold such Confidential Information in confidence, and shall not disclose or use such Confidential Information for any purpose, except as specifically authorized herein, during the term of this Agreement and for ten (10) years (i) after termination or expiration of this Agreement for any reason or (ii) after expiration of all Licensed Patents and patents and patent applications included in TAISHO's New Intellectual Property but subject to the exceptions provided in Article 5.2., whichever occurs later.

     5.2.  Exceptions

     Obligations of confidentiality and non-use set forth in Article 5.1. imposed on the receiver of the Confidential Information ("Recipient") shall not apply to the extent that any Confidential Information is: (i) already known to the Recipient at the time of disclosure; (ii) publicly known prior to or after disclosure other than through acts or omissions of the Recipient or its employees; (iii) disclosed in good faith to Recipient by a third party under no obligation of confidentiality to the supplier of the Confidential Information; or (iv) disclosed or used by the Recipient pursuant to prior written approval of the supplier of Confidential Information for such disclosure. The Recipient may disclose the Confidential Information to pre-clinical investigators, clinical investigators, and other third parties under an enforceable confidentiality agreement with at least the equivalent confidentiality obligations as provided herein, provided that such disclosure is necessary for the Recipient to fulfill their obligations under this Agreement, and provided that Recipient shall notify the supplier of Confidential Information in advance of such disclosure. The Recipient may disclose the Confidential Information to governmental agencies, provided that the Recipient shall follow procedures normally taken in the pharmaceutical industry in the country where such governmental agencies are located or as may otherwise be required by law.

     5.3.  Publicity Related to this Agreement

     Except as otherwise specifically permitted by this Agreement, as required by law or as required by any securities exchange, neither party shall (i) disclose to any third party any financial or other terms or conditions of this Agreement, or (ii) originate any publicity, news release or public announcement, written or oral, whether to the public, press, stockholders or otherwise, communicating the economic terms of this Agreement, or any of its specific terms or conditions, without the express prior written consent of the other party, which consent will not be unreasonably withheld.

  ARTICLE 6 PATENTS AND INTELLECTUAL PROPERTY
            ---------------------------------

     6.1.  Ownership

          6.1.1. INSMED shall own the entire right, title and interest in and to all Licensed Patents Owned By INSMED, INSMED's Technical Information and New Intellectual Property developed solely by INSMED or acquired solely by INSMED, subject to the licenses granted herein to TAISHO. TAISHO shall own the entire right, title and interest in and to New Intellectual Property that is developed or acquired solely by TAISHO, subject to the rights granted herein to INSMED. The parties shall jointly own the entire right, title and interest in all countries in the world, all Licensed Patents Owned Jointly and New Intellectual Property that is developed jointly by INSMED and TAISHO, subject to the conditions that (i) (a) INSMED has an exclusive right to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export and import the Compound and/or Licensed Products under the Licensed Patents Owned Jointly outside the Territory, and (b) TAISHO has an exclusive right under the Exclusive License to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export and import the Compound and/or Licensed Products under the Licensed Patents Owned Jointly in the Territory except China, and (c) INSMED and TAISHO each has semi-exclusive rights in China to use, research, develop, manufacture, have manufactured, formulate, sell, have sold, export and import the Compound and/or Licensed Products under the Licensed Patents Owned Jointly.

          6.1.2. If the Licensed Patents Owned Jointly are used for purposes that do not include the use, research, development, manufacture, have manufactured, formulate, sell, have sold, export and import of the Compound and Licensed Products ("Other Uses") (i) TAISHO shall have the exclusive right to Other Uses within the Territory excluding China without payment of royalties to INSMED, (ii) INSMED shall have the exclusive right to Other Uses outside the Territory without payment of royalties to TAISHO and (iii) INSMED and TAISHO shall each have the right to Other Uses in China without payment of royalties to either party. If with respect to the Other Uses (i) TAISHO wishes to make Other Uses in a country outside the Territory or (ii) INSMED wishes to make Other Uses in a country inside the Territory other than China, the parties will negotiate a separate license agreement in good faith for such use. Notwithstanding the foregoing, upon notification to TAISHO and discussion of any concerns with TAISHO, INSMED shall have the right to source, manufacture, formulate, package and/or label products derived from the Licensed Patents Owned Jointly in countries in the Territory for any use outside the Territory.

          6.1.3. To the extent the Exclusive License and the Semi-Exclusive License granted by INSMED to TAISHO includes rights to Licensed Patents Owned By INSMED that have been licensed to INSMED under the License Agreement, TAISHO agrees to be bound by the obligations of the current License Agreement as of the date hereof or any future License Agreement provided the terms of such License Agreement require no greater obligation by TAISHO or unless otherwise agreed by TAISHO. INSMED warrants as of the Effective Date that, except for minor discrepancies, there is no material conflict between this Agreement and the License Agreement.

     6.2.  Prosecution and Maintenance

          6.2.1. INSMED shall have the right and responsibility, within its own discretion and at its own expense, to prosecute and maintain patent protection for all Licensed Patents Owned By INSMED. TAISHO shall have the right and responsibility, within its own discretion and at its own expense, to prosecute and maintain patent protection for all patents included in the TAISHO's New Intellectual Property. INSMED shall have the right and responsibility outside the Territory, within its own discretion and at INSMED's expense, to prosecute and maintain patent protection for all Licensed Patents Owned Jointly. TAISHO shall have the right and responsibility inside the Territory, within its own discretion and at TAISHO's expense, to prosecute and maintain patent protection for all Licensed Patents Owned Jointly. Each party shall assist and cooperate with the other in connection with the other party's prosecution and maintenance of any Licensed Patents for which it is responsible.

          6.2.2. INSMED shall, within its own discretion, prosecute and maintain all patent protection for Licensed Patents Owned By INSMED, and TAISHO shall reimburse INSMED for all expenses, including attorney's fees, incurred by INSMED in prosecuting and maintaining Licensed Patents Owned By INSMED in the Territory. From time to time, INSMED will provide TAISHO with invoices setting forth such expenses, and TAISHO will pay INSMED the amounts on such invoices within sixty
          (60) days of receipt of the invoices. The failure to make payment, without reasonable cause, within thirty (30) days after written notice from INSMED that the invoice has not been paid in a timely manner, will result in a loss of the License for such patent in the applicable country.

          6.2.3. Upon request by either party the other party ("Audited Party") will permit the requesting party ("Requesting Party"), at the Requesting Party's expense and using independent, qualified public accountants employed by the Requesting Party and acceptable to the Audited Party, which acceptance shall not be unreasonably withheld, to examine the Audited Party's expense records related to patent prosecution and maintenance, as set forth in this Article for up to three (3) years after the Requesting Party's receipt of such invoices. The Requesting Party's right of examination may be exercised only once per invoice. The Requesting Party's accountants will be allowed to copy books and records relevant to such audit. Any accountants selected by the Requesting Party and accepted by the Audited Party for such examinations shall, upon request by the Audited Party, enter into appropriate confidentiality agreements, and shall not disclose to the Requesting Party any information other than that specifically and directly related to the accuracy of the Audited Party's invoices. The determinations of such accountants with respect to the accuracy of such invoices shall be binding on both parties.

          6.2.4. If INSMED desires TAISHO to file any patent applications for patents included in the TAISHO's New Intellectual Property in countries identified by INSMED outside the Territory and TAISHO agrees thereto, TAISHO, at INSMED's expense, will cause such patent applications to be filed or take such actions to allow INSMED to file such patent applications. For any such patent applications filed by INSMED, TAISHO shall allow INSMED, upon request, reasonable access to all documentation, filings, and communications necessary for INSMED to make such patent applications and INSMED shall keep TAISHO advised as to the status of such patent applications.

          6.2.5. If TAISHO desires INSMED to file any patent applications for Licensed Patents Owned by INSMED in countries identified by TAISHO in the Territory, and INSMED agrees thereto, INSMED, at TAISHO's expense, will cause such patent applications to be filed or take such actions to allow TAISHO to file such patent applications. For any such patent applications filed by TAISHO, INSMED shall allow TAISHO, upon request, reasonable access to all documentation, filings, and communications necessary for TAISHO to make such patent applications and TAISHO shall keep INSMED advised as to the status of such patent applications.

          6.2.6. In the event INSMED elects not to seek or maintain patent protection on Licensed Patents Owned By INSMED in any country in the Territory or the Licensed Patents Owned Jointly outside the Territory, or TAISHO elects not to seek or maintain patent protection on patents included in the New Intellectual Property owned by TAISHO in any country outside the Territory, or the Licensed Patents Owned Jointly inside the Territory, the other party shall have the right, within its own discretion and at its expense to prosecute and/or maintain patent protection on such patent. No party shall abandon its interest in such a patent or patent application without at least sixty (60) days' prior written notice to the other party. If either party notifies the other party of its intent to abandon its interest in such a patent or patent application, the other party shall have the option to obtain an assignment of such patent and related applications free of charge and to continue the prosecution and maintenance of such patent and related applications in its own name within its own discretion and at its own expense.

   ARTICLE 7 INFRINGEMENT
             ------------

     7.1.  Notice

     TAISHO and INSMED will each promptly notify the other party in the event it becomes aware of (i) any potential infringement by any third party of Licensed Patents or patents included in TAISHO's New Intellectual Property, or (ii) any claims by any third party of alleged infringement by the TAISHO Parties or the INSMED Parties of the intellectual property of such third party with respect to the use, sale, manufacture or distribution of the Compound or the Licensed Products in the Territory.

     7.2.  Warranty

     INSMED warrants as of the Effective Date that it has not received any claim from a third party that the Licensed Patents Owned By INSMED or INSMED's Technical Information infringes the intellectual property rights of any third party.

     7.3.  Infringement by Third Party

          7.3.1. INSMED itself or through another party of its choice shall have the right, but not the obligation, to institute litigation in connection with infringement by any third party of the Licensed Patents. TAISHO, upon request of INSMED, agrees to assist in any such litigation at INSMED's expense provided that in the event TAISHO desires to join INSMED in litigation related to the infringement of Licensed Patents Owned Jointly, TAISHO may do so at its own expense. If INSMED itself or through another party designated by it fails to institute litigation in connection with infringement of the Licensed Patents in the Territory by any third party,

          TAISHO itself or through another party of its choice shall have the right, but not obligation, at TAISHO's expense, to do so. In the event the litigation connected with infringement in the Territory results in an award to INSMED or TAISHO, such award shall be used to first pay all expenses related to the cost of litigation with any residual distributed equally between INSMED and TAISHO.

          7.3.2. TAISHO itself or through another party of its choice shall have the right, but not the obligation, to institute litigation in connection with infringement by any third party of patents included in the TAISHO's New Intellectual Property. INSMED, upon request of TAISHO, agrees to assist in any such litigation at TAISHO's expense. If TAISHO itself or through another party fails to institute litigation in connection with infringement by any third party of patents included in the TAISHO's New Intellectual Property, INSMED itself or through another party of its choice shall have the right, but not obligation, at INSMED's expense, to do so. In the event the above litigation results in an award to TAISHO or INSMED, such award shall be used to first pay all expenses related to the cost of litigation with any residual distributed equally between TAISHO and INSMED.

          7.3.3. Notwithstanding anything to the contrary set forth in the other provisions of this Agreement, in the event that any third party takes any action which constitutes an infringement of both the Licensed Patents and the TAISHO's New Intellectual Property, and INSMED and TAISHO each determines to exercise its right to prosecute such infringement as contemplated in Articles 7.3.1. and 7.3.2., then outside the Territory INSMED itself or through another party of its choice shall have the right, but not obligation to institute litigation in connection with such infringement, provided that TAISHO itself or through another party of its choice shall have the right, but not obligation, to join INSMED in litigation related to the infringement at its own expense, and inside the Territory TAISHO itself or through another party of its choice shall have the right, but not obligation, to institute litigation in connection with such infringement, provided that INSMED itself or through another party of its choice shall have the right, but not obligation, to join TAISHO in litigation related to the infringement at its own expense. If the responsible party, subject to the two (2) preceding sentences, itself or through another party designated by it fails to institute in connection with infringement by any third party of the Licensed Patents and TAISHO's New Intellectual Property inside or outside the Territory, as the case may be, the other party itself or through another party of its choice shall have the right, but not obligation, at the other party's expense, to do so. Each party, upon request of the other party, agrees to assist in any such litigation at requesting party's expense. In the event the above litigation connected with infringement in the Territory results in an award to TAISHO or INSMED, such award shall be used first to pay all expenses related to the cost of litigation with any residual distributed equally between INSMED and TAISHO.

     7.4.  Infringement on Third Party's Right

          7.4.1. In the event any claims are brought against the TAISHO Parties by a third party that alleges that the TAISHO Parties are infringing patents owned by the third party by exercising the rights licensed to TAISHO under this Agreement, TAISHO itself or through a third party of choice shall have the right, within its own discretion, to defend against any such claims, and any such litigation shall be at TAISHO's expense. INSMED, upon request of TAISHO, agrees to assist in any such litigation at TAISHO's expense. If TAISHO fails to defend against any such claims, INSMED shall have the right but not the obligation, at INSMED's expense, itself or through a third party of choice, to defend against any such claims. In the event the above litigation results in an award in favor of plaintiff, such damages including attorney's fees required to be paid in the award shall be borne equally between INSMED and TAISHO.

          7.4.2. In the event any claims of alleged infringement of a third party's intellectual property are brought against the INSMED Parties with respect to the Compound or the Licensed Products in the Territory, INSMED, itself or through a third party of its choice, shall have the right, within its own discretion, to defend against any such claims, and any such litigation shall be at INSMED's expense. TAISHO, upon request of INSMED, agrees to assist in any such litigation at INSMED's expense. If INSMED fails to defend against any such claims, TAISHO, itself or through a third party of choice, shall have the right but not the obligation, at TAISHO's expense, to defend against any such claims. In the event the above litigation results in an award in favor of plaintiff, such damages including attorney's fees required to be paid in the award shall be borne equally between INSMED and TAISHO.

          7.4.3. In the event of any claims of alleged infringement of a third party's intellectual property against the TAISHO Parties and the INSMED Parties with respect to the Compound or the Licensed Products in the Territory, both parties, themselves or through a third party of their own choice, shall have the right, within their own discretion to defend against any such claims, and the cost of any such litigation shall be divided equally between the parties. Each party agrees to assist the other in any such litigation. If either party fails to defend against any such claims, the other party, itself or through a third party of choice, shall have the right but not the obligation, at its expense, to defend against any such claims. In the event the above litigation results in an award in favor of plaintiff, such damages including attorney's fees required to be paid in the award shall be borne equally between INSMED and TAISHO.

          7.4.4. If claims are brought by a third party against the TAISHO Parties and such claims relate to Licensed Patents Owned Jointly for Other Uses as defined in Article 6.1.2., TAISHO, itself or through a third party of its choice, shall have the right within its own discretion to defend such claims and any such litigation shall be at TAISHO'S expense. If TAISHO fails to defend against any such claims, INSMED, itself or through a third party of choice, shall have the right but not the obligation, at INSMED's expense, to defend against any such claims only for the purpose of protection of the Licensed Patents. All damages, including the third party's attorney's fees that are required to be paid in the award shall be borne by TAISHO.

          7.4.5. If claims are brought by a third party against the INSMED Parties and such claims relate to Licensed Patents Owned Jointly for Other Uses as defined in Article 6.1.2., INSMED, itself or through a third party of its choice, shall have the right within its own discretion to defend such claims and any such litigation shall be at INSMED'S expense. If INSMED fails to defend against any such claims, TAISHO, itself or through a third party of choice, shall have the right but not the obligation, at TAISHO's expense, to defend against any such claims only for the purpose of protection of the Licensed Patents Owned Jointly or TAISHO's New Intellectual Property. All damages, including the third party's attorney's fees that are required to be paid in the award shall be borne by INSMED.

  ARTICLE 8 DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS
            ------------------------------------------------------

     8.1.  TAISHO development

     TAISHO will use commercially reasonable efforts to develop, market and sell the Licensed Products, as prescription medications, in the Territory for the Indications and/or New Indications . Upon written notice to INSMED and after payment of the initial license fee and all milestone payments to INSMED as described in Articles 4.2. and 4.3. to this Agreement, TAISHO may, but is not obligated to, market the Licensed Products as non-prescription medications in the Territory.

     8.2.  Trademark

     The trademark(s) for the Licensed Products sold by a TAISHO Party in the Territory (not excluding China) shall be established and owned by TAISHO. In no event shall TAISHO use INSMED's trademarks without INSMED's prior written consent. Notwithstanding the foregoing, in China, INSMED may use or allow others to use its own or other trademark(s) other than TAISHO's trademark(s) for INSMED's sale of the Licensed Products. On any packaging or advertising for the Licensed Products, TAISHO will include a notice provided by INSMED, that the Licensed Products are licensed from INSMED.

  ARTICLE 9 TERM AND TERMINATION
            --------------------

     9.1.  Term of This Agreement

     This Agreement shall be effective as of the Effective Date, and shall remain in effect for so long as a party is obligated to make payments to the other party under this Agreement hereof, unless earlier terminated as provided herein. The provisions of Articles 3.5. (pertaining to the retention of data only), 3.9.2., 3.9.3., 4.6., 5., 6.1., 6.2.3., 7.3.,
     7.4., 9.7., 9.8., 10. and 11.1. shall survive the expiration or termination of this Agreement for any reason.

     9.2.  Termination for Convenience

     At any time, TAISHO, after six (6) months' written notice to INSMED, shall have the right, for any reason and at TAISHO's sole discretion, to terminate this Agreement, whereupon this Agreement shall terminate six (6) months after the date of such notice, or earlier at INSMED's discretion after notification in writing to TAISHO and all rights granted by INSMED hereunder to TAISHO shall terminate. In such case the parties will pay each other all amounts due as of the date of termination.

     9.3.  Termination for Breach or Insolvency

          9.3.1. If either party materially breaches or defaults under this Agreement, and such breach or default is not cured within sixty (60) days after notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement. A material breach or default by TAISHO shall be deemed to have occurred if TAISHO fails to make any payments as specified in Articles 3., 4., 6., or 7., or TAISHO fails to provide proper reports or other information needed to enable INSMED to perform an audit of royalty payments and expenses as set forth in this Agreement. A material breach and default by INSMED shall be deemed to have occurred if INSMED fails to make any payments as specified in Articles 4. or 7., or INSMED fails to provide proper reports or other information needed to enable TAISHO to perform an audit of payments and expenses as set forth in this Agreement

          9.3.2. INSMED has the right to terminate this Agreement immediately without any responsibility or liability to TAISHO other than those set forth in Article 9.7 herein in the event that TAISHO is subject to any proceedings under applicable bankruptcy laws to obtain protection from creditors, suffers the appointment of a receiver for its assets, becomes insolvent, approves a plan of liquidation or ceases to carry on pharmaceutical business.

          9.3.3. Even if INSMED is subject to any proceedings under applicable bankruptcy laws to obtain protection from creditors, suffers the appointment of a receiver for its assets, becomes insolvent, approves a plan of liquidation or ceases to carry on a pharmaceutical business, TAISHO may continue to research, develop, make, use, and sell the Compound and/or Licensed Products under the terms and conditions hereof without any adverse effect to TAISHO to the extent permitted by applicable laws, or terminate this Agreement without any responsibility or liability to INSMED other than those set forth in Article 9.7 herein.

     9.4.  Modification Due to Breach by INSMED

     In the event of early termination of this Agreement by TAISHO based on a material breach or failure by INSMED to meet its obligations hereunder, TAISHO shall have the right to continue using, developing and commercializing the Compound, and/or Licensed Products in the Territory under the Licensed Patents Owned By INSMED, other INSMED's Technical Information and INSMED's New Intellectual Property, subject to the payment of a reduced royalty and reduced milestone payments to be negotiated in good faith by INSMED and TAISHO.

     9.5.  Conversion to Non-Exclusive License

     If TAISHO (i) materially fails to use commercially reasonable efforts, for reasons other than those beyond TAISHO's control, to (a) make any progress in the Joint Development Program inside the Territory for a period exceeding six (6) months following the First NDA Approval outside the Territory and such failure is confirmed by the Joint Development Committee or, (b) market and sell the Licensed Products as prescription medications within six (6) months after the first NDA Approval inside the Territory (including listing of National Health Insurance (NHI) drug price thereof if such system exists) or (ii) fails to meet any other material obligation under this Agreement, INSMED may notify TAISHO of this failure and request that it commence actions to remedy such failure. If TAISHO does not take actions to remedy its failure within sixty (60) days after written notice from INSMED, the issues associated with the failure will be presented to the respective Presidents of TAISHO and INSMED for resolution. The Presidents or their representatives will meet within sixty (60) days after the end of the notice period. If no resolution is reached during that time, then INSMED with the approval of TAISHO, or if necessary after agreement through mediation as described in Article 10.2., may change the Exclusive License of TAISHO to a non-exclusive license by notifying TAISHO in writing of such a change.

     9.6.  Failure to Progress the Joint Development Program Outside the
           Territory

     If INSMED materially fails, for reasons other than those beyond INSMED's control, to make any progress in the Joint Development Program outside the Territory for a period exceeding six (6) months, and such failure is confirmed by the Joint Development Committee, TAISHO may notify INSMED of its intent to continue the progress of the Joint Development Program outside the Territory. If INSMED does not begin to progress the Joint Development Program within sixty (60) days after receipt of such notice, TAISHO may continue at TAISHO's expense, such development under the Joint Development Program without any additional payment to INSMED other than milestone payments and royalties as set forth in Article 4. In such case,
     (i) the New Intellectual Property generated by TAISHO's development of the Compound and/or Licensed products outside the Territory will be owned by TAISHO, and (ii) TAISHO will grant to INSMED an exclusive license to such New Intellectual Property on terms to be negotiated in good faith among the parties. If INSMED elects to forego such license, INSMED will deliver written notice of its election to TAISHO and the parties will discuss the possibility of executing a separate license agreement, to be negotiated in good faith, giving Taisho the right to INSMED's Technical Information and New Intellectual Property outside of the Territory under which TAISHO may commercialize the Compound and/or Licensed Products outside the Territory. However, if within three
     (3) years of the commencement of TAISHO's independent development work outside the Territory hereunder, INSMED reimburses TAISHO for one-hundred percent (100%) of TAISHO's reasonable cost in developing the Compound and/or Licensed Products outside the Territory, then TAISHO will (i) transfer to INSMED the results (i.e. data, material or information) obtained from such TAISHO's development work and (ii) grant to INSMED an exclusive, royalty-free, fully paid license for rights outside the Territory to the TAISHO's New Intellectual Property generated by TAISHO's development of the Compound and/or Licensed Products with additional terms to be negotiated in good faith between the parties.

     9.7.  Effect of Termination

     Upon termination of this Agreement INSMED and TAISHO will receive all payments and awards due to them under this Agreement, and be entitled to any other remedies that they may otherwise have. Upon any termination of this Agreement by INSMED subject to Articles 9.3.1. or 9.3.2., or by TAISHO pursuant to Article 9.2. or 9.3.3., all rights granted herein to TAISHO shall terminate, and TAISHO shall allow INSMED to use its New Intellectual Property related to the Compound or the Licensed Products both inside and outside the Territory without payment to TAISHO of royalties or other fees. To the extent legally and practicably possible TAISHO will promptly deliver to INSMED all documentation with respect to any governmental or regulatory approvals (including any INDs or NDAs or their foreign equivalents) related to the Compound or the Licensed Products.

     9.8.  Effect of Expiration

     After the final royalty payment and any other payments due to INSMED are paid by TAISHO and an audit of such payments by INSMED if so requested has taken place then TAISHO shall have a full paid-up license with respect to all rights granted to TAISHO hereunder.

  ARTICLE 10 DISPUTE RESOLUTION
             ------------------

     10.1.  Governing Law, and Jurisdiction

     This Agreement shall be governed by the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law.

     10.2.   Mediation

     In the event of any dispute arising out of or in connection with this Agreement, including without limitation its validity and interpretation, prior to commencing any arbitration proceeding or action in any court (a) the parties agree that any matter in dispute will first be presented to the respective Presidents of TAISHO and INSMED for resolution and (b)if the Presidents or their respect representatives do not resolve such dispute within thirty (30) days after meeting, then the dispute shall be submitted to mediation through such mediator, mediation facility or organizations as the parties shall agree upon. The cost of mediation shall be shared equally by the parties. The place of mediation shall be in the country of the party other than the party requesting mediation. Mediation of the dispute shall be conducted promptly upon submission of the dispute to mediation and the parties agree to participate in such mediation in good faith with a view to achieving a mutually satisfactory resolution of the dispute. Mediation of the dispute shall be completed within fifteen (15) days of its commencement unless the parties extend such time by mutual agreement or the mediator earlier declares the parties to be at an impasse. Such mediation shall be conducted using the English language.

     10.3.  Arbitration

     If the dispute is not settled by negotiation or mediation as provided above, then the dispute shall be finally resolved by binding arbitration under ICC Rules. The situs of the arbitration proceedings shall be the country of the party other than the party who sought such arbitration. The award of arbitration shall be final and binding upon both parties. Such arbitration shall be conducted using the English language.

  ARTICLE 11 MISCELLANEOUS PROVISIONS
             ------------------------

     11.1.  Indemnity

     (a) Each party shall indemnify, defend and hold harmless the other party and its Affiliates, licensees and sub-licensees, and their respective officers, directors, employees, agents and stockholders ("Related Parties") from and against any loss, liability, claim or damage (collectively referred to as "Losses") resulting from the failure by the indemnifying party to perform any of its covenants set forth herein.

     (b) TAISHO assumes all risk of damage or injury to persons and to property arising out of TAISHO's manufacture, use or sale of the Licensed Products, Combination Products or Compound manufactured by TAISHO or its designated manufacturer, and shall hold harmless, defend and indemnify INSMED and its Related Parties from and against any Losses arising out of TAISHO's manufacture, use or sale of Licensed Products or Combination Products.

     (c) INSMED assumes all risk of damage or injury to persons and to property arising out of the manufacture of the Compound sold to TAISHO by INSMED or its designated manufacturers pursuant to this Agreement and shall hold harmless, defend and indemnify TAISHO and its Related Parties from and against any Losses arising out of the manufacture of the Compound sold to TAISHO by INSMED or its designated manufacturers. To the extent INSMED is providing the Compound to TAISHO at INSMED's cost, INSMED's liability hereunder will be limited to the greater of the indemnification given to INSMED by and recovered by INSMED from the manufacturer or manufacturers of the Compound or insurance proceeds payable pursuant to a product liability insurance policy maintained by INSMED or its manufacturer in an amount determined by the Joint Development Committee to be appropriate. However, if INSMED is providing the Compound to TAISHO at cost plus reasonable profit margin, the preceding sentence shall not be applied.

     (d) Notwithstanding anything to the contrary set forth herein, in no event shall INSMED or TAISHO be liable to the other party for any incidental, consequential or punitive damages, including but not limited to lost profits and damage to reputation.

     11.2.  Waiver

     Any terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such terms or conditions. Neither the waiver by any party of any terms or conditions of this Agreement nor the failure on the part of any party, on one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such terms or conditions for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

     11.3.  Force Majeure

     Neither TAISHO nor INSMED shall be responsible to the other for failure to perform any of its obligations (other than the obligation to pay money) imposed by this Agreement, if such failure caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment, failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage, or any cause beyond the reasonable control of the party in question.

     11.4.  Severability

     If any provision of this Agreement is determined to be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such provision shall be of no effect and shall not affect the validity or enforceability of the remainder of this Agreement or any of its provisions; provided, however, that the parties shall use their reasonable good faith efforts to re-negotiate such provisions to best accomplish the original intentions of the parties.

     11.5.   Independence of Parties

     INSMED and TAISHO are considered independent contractors from one another and therefore neither is considered an employee or an affiliate of the other.

     11.6.  No Warranty

     Nothing in this Agreement shall be construed as a warranty with respect to the Compound, the Licensed Patent, or New Intellectual Property, as an obligation for a party having such right to file infringement suits against third parties, or as a warranty that anything made, used, sold, or otherwise disposed of by the other party will be free of possible infringement of the intellectual property rights of third parties, unless otherwise specifically provided for hereunder.

     11.7.  Third Party Actions

     Except as expressly contemplated herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party including, without limitation, any creditor of either party hereto. No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation against either party hereto.

     11.8.  Taxes

     Taxes related to the initial license fee, milestone, royalty and/or other payments made by a party to the other that are required to be withheld anywhere in and outside the Territory with respect to any Licensed Products shall be deducted by the paying party from the milestone, royalty and/or other payments due to the other party. The paying party shall provide receipts to the other party acknowledging payment of any such taxes along with the milestone, royalty and/or other payments when due.

     11.9.  Assignment

     This Agreement shall not be assignable by any party without the prior consent of the other, except (i) that INSMED may assign this Agreement, in whole or in part, to any Affiliate or to any successor to substantially all of INSMED's business or assets, who shall assume and be liable for all INSMED's obligations to TAISHO provided for in this Agreement and (ii) that INSMED may assign the proceeds from this Agreement in connection with financing transactions.

     11.10.  Notice

     Any notice, consent, approval, report, request, or other communication under this Agreement shall be in writing sent by registered airmail, postage prepaid, by courier service, or facsimile (confirmed by such registered mail or courier service) and addressed as follows:

--------------------------------------------------------------------------------
If to TAISHO:                              If to INSMED:
--------------------------------------------------------------------------------
Taisho Pharmaceutical Co., Ltd.            INSMED PHARMACEUTICALS INC.
24-1. Takata 3-chome, Toshimaku,           800 E. Leigh Street
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(2)  Tokyo, 170-8633, Japan                Richmond, Virginia  23219
--------------------------------------------------------------------------------
Fax: 011-81-3-3985-0716                    Fax: 001-1-804-828-6894
--------------------------------------------------------------------------------
Attention: General Manager                 Attention: President
Business Development Group
Ethical Business Strategy Div.
--------------------------------------------------------------------------------

     All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notice is to be received, written notice of such change shall be given without delay to the other party.

     11.11.  Headings

     Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to Articles, Articles and Schedules are to Articles and Schedules of this Agreement unless otherwise specified.

     11.12.  Binding Effect

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     11.13.  Entire Agreement

     This Agreement, together with the Stock Purchase Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and all agreements (including the Confidentiality Agreement dated June 18, 1999, and the Binding Letter of Intent dated February 23, 2000) or understandings, verbal or written, made between the parties before the date hereof with respect to the subject matter hereof are superseded hereby. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the parties hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, effective as of the Effective Date first written above.



                                           (i)  INSMED PHARMACEUTICALS, INC.


By: /s/ Geoffrey Allan
    -------------------------------

Name:  Geoffrey Allan

Title: President and CEO

Date:  July 10, 2000

                                           (ii) TAISHO PHARMACEUTICAL CO., LTD.


     By:  /s/ Akira Uehara
        -------------------------------

     Name:  Akira Uehara

     Title: President

     Date: July 14, 2000
          ----------------------

                             b. LIST OF SCHEDULES
                                      TO
              THE TAISHO/INSMED LICENSE AND DEVELOPMENT AGREEMENT


A.   Joint Development Program Plan Inside the Territory

B.   Joint Development Program Plan Outside the Territory

C. Amended and Restated License Agreement Between INSMED and the UVA Alumni Patents Foundation

D.   List of Licensed Patents Owned By INSMED

E.   List of Countries in the Territory

F.   List of Studies Substantially Completed to Date